TECNOGLASS reports Second QUARTER 2016 RESULTS

- Reports Net Income of $0.47 Per Share and Adjusted Net Income1 of $0.14 Per Share -

- Adjusted EBITDA2 Grows to $17.1 Million -

- Backlog Expands 17.1% Year-over-Year to $398 Million, Up 3.4% from March 2016 -

- Revises Full Year 2016 Outlook -

Second Quarter 2016 Highlights as Compared to Second Quarter 2015

●	Total revenues increased 33.5% to $77.5 million; up 43.1% on a constant currency basis
●	Adjusted EBITDA[2] grew 25.2% to $17.1 million
●	Operating expenses as a percent of sales improved 180 basis points to 18.1%

BARRANQUILLA, Colombia – August 1, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the second quarter ended June 30, 2016.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, “We continued to outpace industry growth in our primary U.S and Colombian markets to deliver strong growth in net sales and adjusted EBITDA. We were especially pleased to grow our backlog to a record $398 million, which reinforces the strength of our strategy, product diversity and widening relationships with new and existing customers. In the US, we gained additional market share with revenues up 36.4% year-over-year, and we expect this positive momentum to continue into the second half of the year. We ended the quarter with good visibility on our multi-year project pipeline and we are actively pursuing new projects to grow our business.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We continue to experience improving demand as evidenced by growth in revenue and backlog. Our activity remains healthy in key markets, including our largest US presence in South Florida, and we are expanding into new regions where economic fundamentals support long-term demand for our high-end windows and architectural glass systems. Our new soft coat low-E glass manufacturing line is up and running and fully supplying our internal soft coat production needs. In the second quarter, we successfully launched our TecnoAir product line using a new technology to produce the thinnest safety architectural glass in the world. This is a great time for our Company and we are firmly situated to strengthen our market leading positions in the US and Latin America.”

Second Quarter 2016 Results

Total revenues for the second quarter 2016 increased 33.5% to $77.5 million from $58.1 million in the prior year quarter. Total revenues increased 43.1% on a constant currency basis, excluding a $5.6 million impact from unfavorable foreign currency in Peso denominated sales in the second quarter 2016. US revenues rose 36.4% to $45.5 million compared to the prior year quarter. Colombia revenues, a majority of which are represented by long-term contracts priced in Colombian Pesos (COP), increased 54.9% on a local currency basis in the second quarter 2016. Unfavorable foreign currency resulted in reported Colombia revenues up 29.4% to $28.3 million compared to the prior year quarter.

1 Adjusted net income in both periods excludes the non-cash impact associated with the change in the fair market values of the exchanged and remaining warrants and of the earn-out shares during each respective period, as reconciled in the table below. The respective fair values of the warrants and earn-out shares change in response to market factors not directly controlled by the Company such as the market price of the Company’s shares of common stock and the volatility index of comparable companies.

2 Adjusted EBITDA excludes the impact of warrants and earn-out shares and further excludes foreign exchange gains and losses related to the effect on foreign exchange rates on monetary balance sheet accounts, as reconciled in the table below.

Gross profit was $26.5 million, representing a gross margin of 34.1%, compared to $20.9 million, or a gross margin of 36.0%, in the prior year quarter. The gross margin difference was primarily due to incremental electric and gas consumption costs related to unusually warm weather caused by El Niño. Operating expenses were $14.0 million compared $11.6 million in the prior year quarter. As a percent of total revenue, operating expenses improved to 18.1% compared to 19.9% in the prior year quarter, mainly due to higher revenues which more than offset an increase in shipping expense to serve more distant markets and to support lean manufacturing initiatives. Operating income rose to $12.5 million compared to $9.3 million in the prior year quarter.

Net income was $14.4 million, or $0.47 per diluted share, compared to a net loss of $21.0 million, or a $0.84 loss per diluted share in the prior year quarter. Adjusted net income1, excluding the impact of warrants and earn-out shares as reconciled in the table below, was $4.3 million, or $0.14 per diluted share, compared to $5.0 million, or $0.20 per diluted share, in the prior year quarter. This difference in adjusted net income1 was primarily due to higher operating income which was more than offset by higher interest expense and foreign currency losses in the second quarter 2016 compared to the prior year quarter.

Adjusted EBITDA2 increased 25.2% to $17.1 million to a historical record quarter, helped by higher revenues on the Company’s low-cost, efficient operations. Adjusted EBITDA2 excludes the impact of warrants, earn-out shares and foreign exchange gains and losses as reconciled in the table below.

Financial Operations

The Company is committed to further strengthening its financial operations. In June 2016, the Company hired Deloitte & Touche Ltda. as its external consultant for US GAAP accounting, SEC reporting, SOX compliance implementation and other accounting and SEC related matters. The company continues to expand its finance team with the addition of seasoned professionals with US GAAP accounting and SEC reporting expertise. In the second half of 2016, the Company will continue to focus on improving its financial operations, including the design and operating effectiveness testing for external financial reporting and SOX controls. The Company will continue deepening its bench of experienced finance professionals and investing in relevant information technology.

Full Year 2016 Outlook

Based on improving commercial construction markets, continued market share gains and improving operating efficiencies, for the full year 2016, the Company continues to expect revenues to grow approximately 20% to $288 million compared to the prior year. The Company now expects Adjusted EBITDA to increase to a range of $70 to $75 million, implying roughly 32% growth at the midpoint, compared to $55 million in 2015 excluding foreign currency transaction gain and losses.

José M. Daes concluded, “First half 2016 net sales increased 25.7% year-over-year and are trending in line with plan. Adjusted EBITDA increased at a stronger 33.3% rate to $32.4 million over that same time reflecting the benefits of our low cost operations. That said, we believe our revised Adjusted EBITDA outlook represents a more prudent outlook based on our current mix of project activity in backlog, additional investments to support growth and better visibility on our margin profile into the back half of 2016, as compared to our initial full year 2016 expectations, introduced in mid-2015. The entire Tecnoglass team is committed to delivering another year of double-digit growth in sales and Adjusted EBITDA.”

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Conference Call

Management will host a conference call on Monday, August 1, 2016 at 11:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (877) 870-5176 (Domestic) or (858) 384-5517 (International) and entering pass code: 13641289 through November 1, 2016.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2015 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$29,535	$18,496
Investments	26,860	1,470
Trade accounts receivable, net	72,862	52,515
Due from related parties	36,953	28,073
Inventories	59,296	46,011
Other current assets	25,436	20,814
Total current assets	$250,942	$167,379

Long term assets:
Property, plant and equipment, net	$157,422	$135,974
Long term receivables from related parties	1,688	2,536
Other long term assets	11,001	10,310
Total long term assets	170,111	148,820
Total assets	$421,053	$316,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$69,961	$16,921
Note payable to shareholder	79	79
Trade accounts payable	59,452	39,142
Due to related parties	1,991	1,283
Current portion of customer advances on uncompleted contracts	11,646	11,841
Earnout Share Liability	15,429	13,740
Warrant liability	18,378	31,213
Other current liabilities	18,559	22,530
Total current liabilities	$195,495	$136,749

Long term liabilities:
Earnout Share Liability	$-	$20,414
Customer advances on uncompleted contracts	6,299	4,404
Long term debt	140,925	121,493
Total Long Term Liabilities	147,224	146,311
Total liabilities	$342,719	$283,060
COMMITMENTS AND CONTINGENCIES

Shareholders’ equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2016 and December 31, 2015 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 27,916,071 and 26,895,636 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	57,511	45,584
Retained earnings	45,391	17,354
Accumulated other comprehensive (loss)	(25,938)	(31,169)
Total shareholders’ equity	78,334	33,139
Total liabilities and shareholders’ equity	$421,053	$316,199

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except share and per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Operating revenues:
External customers	$63,408	$45,830	$109,671	$83,930
Related parties	14,105	12,223	28,745	26,166
Total operating revenues	77,513	58,053	138,416	110,096
Cost of sales	51,048	37,179	88,742	70,612
Gross Profit	26,465	20,874	49,674	39,484

Operating expenses	(13,996)	(11,566)	(25,713)	(22,174)

Operating income	12,469	9,308	23,961	17,310

Gain (Loss) on change in fair value of earnout shares liabilities	3,330	(9,653)	7,034	(7,672)
Gain (Loss) on change in fair value of warrant liability	6,687	(16,391)	12,598	(11,313)
Non-operating income (loss), net	(56)	1,417	(732)	5,142
Interest expense	(4,242)	(2,050)	(7,366)	(4,202)

Income (Loss) before taxes	18,188	(17,369)	35,495	(735)

Income tax provision	3,815	3,631	7,458	8,403

Net income (loss)	$14,373	$(21,000)	$28,037	$(9,138)

Comprehensive income (loss):
Net income (loss)	$14,373	$(21,000)	$28,037	$(9,138)

Foreign currency translation adjustments	3,489	(410)	5,231	(5,577)

Total comprehensive income (loss)	$17,862	$(21,410)	$33,268	$(14,715)

Basic income (loss) per share	$0.53	$(0.84)	$1.04	$(0.37)

Diluted income (loss) per share	$0.47	$(0.84)	$0.91	$(0.37)

Basic weighted average common shares outstanding	27,234,664	25,147,286	27,071,931	24,975,165

Diluted weighted average common shares outstanding	30,744,863	25,147,286	30,757,310	24,975,165

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$28,037	$(9,138)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debt	-	428
Provision for obsolete inventories	-	(281)
Director share-based compensation	166	-
Depreciation and amortization	6,920	5,246
Change in fair value of investments	(27)	-
Change in fair value of derivative liability	(19)	(42)
Change in fair value of warrant liability	(12,598)	11,313
Change in fair value of earnout share liability	(7,034)	7,672
Deferred income taxes	(204)	(854)
Changes in operating assets and liabilities:
Trade accounts receivable	(15,087)	(12,894)
Inventories	(8,887)	(13,721)
Prepaid expenses and other current assets	816	198
Other assets	(5,546)	(4,297)
Trade accounts payable	16,043	12,685
Customer advances on uncompleted contracts	373	8,254
Related parties	(4,839)	(2,740)
Other current liabilities	(5,487)	5,418
CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(7,373)	7,247

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	417	435
Proceeds from sale of property and equipment	-	34
Purchase of investments	(22,765)	(1,148)
Acquisition of property and equipment	(5,113)	(15,188)
CASH USED IN INVESTING ACTIVITIES	(27,461)	(15,867)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	156,200	57,462
Repayments of debt	(109,993)	(49,093)
CASH PROVIDED BY FINANCING ACTIVITIES	46,207	8,369

Effect of exchange rate changes on cash and cash equivalents	(334)	339

NET INCREASE IN CASH	11,039	88
Cash and equivalents - Beginning of period	18,496	15,930
Cash and equivalents - End of period	$29,535	$16,018

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$4,063	$3,239
Taxes	$13,677	$7,188

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under capital lease and debt	$11,438	$20,180

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Revenues by Region

(Amounts in thousands)

(unaudited)

	Three months ended June 30,
	2016	2015	% Change
Revenues by Region
United States	$45,474	$33,344	36.4%
Colombia	28,300	21,869	29.4%
Other Countries	3,739	2,840	31.7%
Total Revenues by Region	$77,513	$58,053	33.5%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(Amounts in thousands)

(unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three months ended June 30,
	2016	2015	% Change

Total Revenues with Foreign Currency Held Neutral	$83,099	$58,053	43.1%
Impact of changes in foreign currency	(5,586)	-	(9.6)%
Total Revenues, As Reported	$77,513	$58,053	33.5%

Currency impacts on total revenues have been derived by translating current period revenues at the quarter-to-date 2016 average foreign currency rates for the period ending March 31, 2015, as applicable.

Reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to Net Income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

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A reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016

Adjusted EBITDA	$13,638	$16,509	$13,935	$15,334	$17,081
Depreciation	2,745	3,085	3,538	3,261	3,659
Adjusted EBIT	$10,893	$13,424	$10,397	$12,073	$13,422
Interest Expense	2,050	2,307	2,765	3,124	4,242
FX Transaction (Gain)/ Loss	168	(8,136)	1,450	1,257	1,009
Tax Provision	3,631	8,524	3,764	3,643	3,815
Adjusted Net Income	$5,044	$10,729	$2,418	$4,049	$4,356
Earn out Share	9,653	2,519	667	(3,704)	(3,330)
Warrant Liability	16,391	10,148	3,440	(5,911)	(6,687)
Net (Loss) Income	($21,000)	($1,938)	($1,689)	$13,664	$14,373

Diluted Adjusted Income (Loss) Per Share	$0.20	$0.42	$0.09	$0.14	$0.14
Earn out Share	0.38	0.10	0.03	(0.13)	(0.11)
Warrant Liability	0.65	0.40	0.13	(0.20)	(0.22)
Diluted Income (Loss) Per Share	($0.84)	($0.08)	($0.06)	$0.47	$0.47

Diluted Weighted Average Common Shares Outstanding	25,147	25,426	26,398	29,328	30,745

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